Exhibit 99.1

From: Brad Dickerson

To: All Employees

Date: January 30, 2019

Subject: Operational Update

All,

I am proud that over the past year, together, we have achieved significant efficiency gains throughout our fulfillment center operations. This occurred thanks to the hard work of all of our teams as we collaborated cross-functionally to better leverage our automation technology, implement end-to-end process enhancements and improve labor management and sourcing utilization.

Following an assessment of our operational structure in light of this progress, we have decided to transfer a substantial portion of our production volume from our Arlington, TX facility to our Linden, NJ facility and consolidate our Texas fulfillment operations in the Arlington facility. As you know, Linden is our largest and now most efficient fulfillment center, and this will enable us to better utilize our production and automation capabilities there.

While we will be hiring in Linden to meet the increased production volumes, our staffing needs in Arlington are changing: after a transition period, we will be revising our production schedules and the number of salaried and hourly employees needed to meet Arlington’s new production volumes will decrease. Arlington will operate as a smaller facility to serve customers in the eastern Rockies, lower Midwest, and certain southern states. Richmond will continue to serve customers in the western states, including the Pacific Northwest, and Linden will continue to serve customers in the east coast, Great Lakes, upper Midwest, and southeastern U.S. regions.

We have notified all employees in Arlington of these changes. Any hourly employee whose role is impacted by this change is being offered the opportunity to apply for one of the positions available in the new production shift schedules. We are committed to treating our employees with respect throughout this transition and are offering support however we can.

Decisions that impact our people are never taken lightly. While difficult, this is an important step as we build a strong business for the future. I greatly appreciate your ongoing dedication and commitment to our company.

We are hosting our fourth quarter earnings call tomorrow to review the initiatives we have currently underway in the business, and I’m looking forward to direct dialogue with you in the weeks ahead. As always, you can find me during my office hours for a conversation, or reach out to me directly with any questions.

Brad